(SYNAGRO LOGO)
                                                     CONTACT:  Robert C. Boucher
                                                               CEO
                                                               (713) 369-1700

FOR IMMEDIATE RELEASE:  MAY 7, 2004

               SYNAGRO REPORTS FIRST QUARTER REVENUE AND EARNINGS

                  KEY FIRST QUARTER HIGHLIGHTS AND OTHER EVENTS

o  Revenue increased 14.9 percent to $72.7 million

o  Operating income increased 17.3 percent to $6.5 million

o  Net income before preferred stock dividends increased to $0.9 million

o Earnings before interest, taxes, depreciation and amortization increased 16 percent to $11.2 million

o  Cash flow from operations increased 34 percent to $11.7 million

o  Total debt reduced by $6.5 million to $270.9 million

HOUSTON, TEXAS, MAY 7, 2004 --- SYNAGRO TECHNOLOGIES, INC. (NASDAQ SMALL CAP:
SYGR), a national company focused on water and wastewater residuals management services in the United States, today announced its results of operations for the three months ended March 31, 2004.

Commenting on results for the first quarter of 2004, Synagro's Chief Executive Officer, Robert C. Boucher, Jr. stated, "We are very pleased with our solid performance during the quarter, which is seasonally our weakest quarter. Our top line revenue growth excluding acquisitions totaled 14%, while our revenues from contract services increased over 10%. We also achieved our internal new sales goal for the quarter and were recently awarded two large industrial accounts with combined annual revenues in excess of $1 million per year.

Operating margins from land application services improved significantly due to more normal weather patterns this year compared to last. This improvement was partially offset by higher than expected repairs and maintenance costs at our dryer/pelletization facilities. Our general and administrative expenses decreased $0.5 million due to cost reduction initiatives put in place in the fourth quarter of 2003.

Overall, our operating income increased over 17% to $6.5 million, which along with improvements in working capital increased our cash flow from operations 33% to $11.7 million for the quarter. This allowed us to pay approximately $6.5 million on debt during the quarter. While the summer months represent our highest levels of activity which will negatively impact working capital in the second quarter, we remain comfortable with our full year debt reduction goal of $15 - $20 million. We also believe we are on our way to meeting our 2004 goals for revenue and earnings."

                MARCH 31, 2004 - FIRST QUARTER FINANCIAL RESULTS

Revenue for the quarter increased $9.4 million or 14.9 percent to $72.7 million from $63.2 million in the comparable quarter last year, with approximately $2.8 million of the increase related to event type work primarily in our South and Northeast regions, approximately $0.8 million of the increase from an acquisition completed last year, and the remainder from increased contract service revenues.

Operating income for the quarter increased $1.0 million or 17.3 percent to $6.5 million from $5.5 million in the comparable quarter last year. Operating income increased primarily due to additional margins associated with the increased revenues noted above, an improvement in land application operating margins (related primarily to more normal weather patterns in the first quarter of 2004 compared to the same period in 2003), a reduction in selling, general and administrative expenses of $0.5 million attributed to cost reduction initiatives put in place in the fourth quarter of 2003, which was partially offset by an increase in repairs and maintenance expense of $ 1.1 million primarily associated with the Company's drying/pelletization facilities.

Pre-tax income (loss) for the quarter increased $1.7 million to income of $1.4 million from a loss of $0.3 million in the comparable quarter last year primarily due to the increases noted above and a reduction in interest expense of $0.7 million due to payments on debt and savings associated with interest rate swaps entered into in the third quarter of 2003.

Net income (loss) before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends for the quarter increased $1.1 million to $0.9 million from a loss of $0.2 million in the comparable quarter last year due to the $1.7 million increase in pre-tax income discussed above offset by the increase in income taxes associated with increased earnings.

Net loss applicable to common stock for the three months ended March 31, 2004, improved to a loss of $1.3 million compared to a loss of $2.7 million in the comparable quarter last year. Diluted loss per share for the three months ended March 31, 2004, improved to a loss of $0.06 per share compared to a loss of $0.13 per share for the three months ended March 31, 2003.

Earnings before interest, taxes, depreciation and amortization expense for the quarter increased to $ 11.2 million from $9.7 million in the comparable quarter last year. EBITDA as a percent of revenue increased to 15.5 percent compared to
15.3 percent in the comparable quarter of 2003. See Note C to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income (loss) before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends.

Effective January 1, 2003, the Company adopted the accounting requirements of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," which establishes accounting standards for the recognition and measurement of asset retirement obligations and related asset retirement costs. The Company's asset retirement obligations primarily consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The noncash transition adjustment, net of tax, totaling approximately $0.5 million, related to the adoption of this statement is reflected as a "cumulative effect of change in accounting for asset retirement obligations" in the Company's consolidated statement of operations for the three months ended March 31, 2003. Diluted loss per share for the three months ended March 31, 2003, adjusted to exclude the cumulative effect of change in accounting for asset retirement obligations, totaled a loss of $0.11 per share.

Consistent with historical operating trends, the Company expects to report lower profit during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions during a quarter may materially impact the Company's results of operations and cash flow during the affected period.

Synagro is the largest national company focused on water and wastewater residuals management services in the United States, serving over 1,000 municipal and industrial water and wastewater generators in 37 states and the District of Columbia. The Company offers a range of water and wastewater residuals management services, focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the water and wastewater treatment process, including collection and transportation, land application, thermal drying and pelletization, incineration, composting, alkaline stabilization, dewatering, cleanout services, wastewater treatment plant operations and maintenance, product marketing, and related record keeping and regulatory reporting services.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, (3) the ability to find, timely close, and integrate acquisitions, and (4) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.

                           Synagro Technologies, Inc.
                 Condensed Consolidated Statement of Operations
                       For the Three Months Ended March 31
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                                      2004                          2003
                                                             ----------------------        ----------------------
Net revenue                                                  $   72,660      100.0%        $   63,229      100.0%
Cost of operations                                               60,344       83.0%            51,387       81.3%
                                                             ----------      -----         ----------      -----
    Gross profit                                                 12,316       17.0%            11,842       18.7%

General and administrative expenses                               5,822        8.1%             6,305       10.0%
                                                             ----------      -----         ----------      -----
    Income from operations                                        6,494        8.9%             5,537        8.7%

Interest expense, net                                             5,169        7.1%             5,848        9.2%
Other, net                                                         (118)      (0.2)%               29
                                                             ----------      -----         ----------      -----
    Other expense, net                                            5,051        6.9%             5,877        9.2%
                                                             ----------      -----         ----------      -----
Income (loss) before provision (benefit) for
     income taxes                                                 1,443        2.0               (340)      (0.5)%
Provision (benefit) for income taxes                                563        0.8%              (129)      (0.2)%
                                                             ----------      -----         ----------      -----
Net income (loss) before cumulative effect of
    change in accounting for asset retirement
    obligations and preferred stock dividends                       880        1.2%              (211)      (0.3)%
                                                                             =====                         =====
Cumulative effect of change in accounting for
    asset retirement obligations, net of tax
    benefit of $292 (Note D)                                          -                           476
                                                             ----------                    ----------
Net income (loss) before preferred stock dividends                  880                          (687)
Preferred stock dividends (Note A)                                2,138                         1,975
                                                             ----------                    ----------
    Net loss applicable to common stock                      $   (1,258)                   $   (2,662)
                                                             ==========                    ==========

Loss per share adjusted to exclude the
cumulative effect of change in accounting
for asset retirement obligations (Note B):
    Basic                                                    $    (0.06)                   $    (0.11)
                                                             ==========                    ==========
    Diluted                                                  $    (0.06)                   $    (0.11)
                                                             ==========                    ==========

Loss per share (Note B):
    Basic                                                    $    (0.06)                   $    (0.13)
                                                             ==========                    ==========
    Diluted                                                  $    (0.06)                   $    (0.13)
                                                             ==========                    ==========

Depreciation and amortization                                $    4,632        6.4%        $    4,181        6.6%

Earnings before interest, taxes, depreciation
    and amortization ("EBITDA") (Note C)                     $   11,244       15.5%        $    9,689       15.3%


NOTE A: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $2,138,000 and $1,975,000 during the three months ended March 31, 2004 and 2003, respectively, of which $1,875,000 and $1,712,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion.

NOTE B: The following summarizes reported basic and diluted loss per share for the three months ended March 31, 2004 and 2003 (dollars in thousands, except share data):

                                                                           2004                    2003
                                                                       -----------             -----------
    Basic loss per share:
    ---------------------
      Net income (loss) before cumulative effect of
        change in accounting for asset retirement
        obligations and preferred stock dividends                      $       880             $      (211)
      Cumulative effect of change in accounting for
        asset retirement obligations, net of tax                                 -                     476
                                                                       -----------             -----------
      Net income (loss) before preferred stock
        dividends                                                              880                    (687)
      Preferred stock dividends                                              2,138                   1,975
                                                                       -----------             -----------
      Net loss applicable to common stock                              $    (1,258)            $    (2,662)
                                                                       ===========             ===========

      Loss per share-
      --------------
      Loss per share before cumulative effect of
        change in accounting for asset retirement
        obligations                                                    $     (0.06)            $     (0.11)
      Cumulative effect of change in accounting for
        asset retirement obligations, net of tax                                                     (0.02)
                                                                       -----------             -----------
      Net loss per share -- basic                                      $     (0.06)            $     (0.13)
                                                                       ===========             ===========

      Weighted average shares outstanding                               19,775,821              19,775,821
                                                                       ===========             ===========

    Diluted income (loss) per share:
    --------------------------------
      Net income (loss) before cumulative effect of
        change in accounting for asset retirement
        obligations and preferred stock dividends                      $       880             $      (211)
      Cumulative effect of change in accounting for
        asset retirement obligations, net of tax                                 -                     476
                                                                       -----------             -----------
      Net income (loss) before preferred stock dividends               $       880             $      (687)
      Less antidilutive effect of preferred stock dividends                  2,138                   1,975
                                                                       -----------             -----------
                                                                       $    (1,258)            $    (2,662)
                                                                       ===========             ===========

      Earnings (loss) per share-
      --------------------------
      Diluted income (loss) per share, as calculated                   $      0.02             $     (0.01)
      Less antidilutive effect of dividends and common
        stock equivalents                                                    (0.08)                  (0.12)
                                                                       -----------             -----------
      Diluted loss per share, as reported                              $     (0.06)            $     (0.13)
                                                                       ===========             ===========

      Loss per share before cumulative effect of
        change in accounting for asset retirement
        obligations                                                    $     (0.06)            $     (0.11)
      Cumulative effect of change in accounting for
        asset retirement obligations, net of tax                                 -                   (0.02)
                                                                       -----------             -----------
      Net loss per share - diluted                                     $     (0.06)            $     (0.13)
                                                                       ===========             ===========

      Diluted shares outstanding                                        57,237,493              54,194,167
      Less antidilutive effect of common stock equivalents             (37,461,672)            (34,418,346)
                                                                        19,775,821              19,775,821
                                                                       ===========             ===========

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Diluted EPS for the three months ended March 31, 2004 and 2003, have been adjusted to exclude preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

NOTE C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends." EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA differently than we do.

EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table summarizes EBITDA for the three months ended March 31, 2004 and 2003, (dollars in thousands):

                                                          2004           2003
                                                       ----------     ----------
    Net income (loss) before cumulative effect of
      change in accounting for asset retirement
      obligations and preferred stock dividends        $      880     $     (211)
        Interest expense                                    5,169          5,848
        Provision (benefit) for income taxes                  563           (129)
        Depreciation and amortization                       4,632          4,181
                                                       ----------     ----------
    EBITDA                                             $   11,244     $    9,689
                                                       ==========     ==========

NOTE D: Effective January 1, 2003, the Company adopted the accounting requirements of Financial Accounting Standards ("SFAS") Board Opinion No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible, long-lived assets and provides the accounting and reporting requirements for such obligations. The Company's asset retirement obligations consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for asset retirement obligations" of $0.5 million in the Company's statement of operations for the three months ended March 31, 2003.